Exhibit 99.1

      Orion HealthCorp Announces Management and Board Changes

    ATLANTA--(BUSINESS WIRE)--Nov. 9, 2005--Orion HealthCorp, Inc. (AMEX:ONH) today announced that Keith G. LeBlanc has resigned his position as president and a director of the Company to pursue other interests. He will remain as a consultant to the Company for a period of 12 months. The Company also announced that Gerald M. McIntosh has resigned from the Board. The Company is currently conducting a search to fill the vacated positions on the Board.
    Terrence L. Bauer, chief executive officer of Orion HealthCorp, who will assume Mr. LeBlanc's duties, said, "We are grateful to Keith for his contributions to Orion. Although a difficult decision for all interested parties, Keith's resignation is the culmination of the previously disclosed initiative to consolidate the Company's corporate offices in Atlanta. We understand Keith's desire to pursue other professional opportunities at this time, and, on behalf of the Board of Directors, we wish him well in his new endeavors."
    Mr. Bauer added, "We are also appreciative of Jerry's contributions to the Company's Board. His insights have been invaluable, and we will certainly miss his counsel. We are committed to finding people whose focus, experience and expertise most appropriately match the goals and objectives of our Board."

    Orion HealthCorp, Inc. provides complementary business services to physicians through three business units: SurgiCare, serving the freestanding ambulatory surgery center market; Integrated Physician Solutions, Inc., providing business and management services to physician practices; and Medical Billing Services, Inc., providing physician billing and collection services and practice management solutions to hospital-based physicians. The core competency of the Company is its long-term experience and success in working with and creating value for physicians. For more information on Orion HealthCorp, Inc., visit the Company's Web site at www.orionhealthcorp.com.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Acts"). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements, including all statements regarding improving financial metrics, the pending sale of two facilities in Dover, Ohio, and the consolidation of corporate offices.
    The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of Orion HealthCorp, Inc. and the other companies described herein. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts. Any number of factors could affect future operations and results. Orion HealthCorp, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

    CONTACT: Orion HealthCorp, Inc.
             Terrence L. Bauer, 678-832-1800